Exhibit 99.1

America West Airlines, Inc. Announces Proposed $75 Million Issue Price Offering of Senior Exchangeable Notes

PHOENIX, AZ – (July 23, 2003) – America West Airlines, Inc., a wholly-owned subsidiary of America West Holdings Corporation (NYSE: AWA), announced today its intention to sell, subject to market and other conditions, $75 million issue price of Senior Exchangeable Notes due 2023, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The notes are expected to be guaranteed by, and exchangeable for class B common stock of, America West Holdings Corporation.

In addition, America West Airlines will grant the initial purchasers a 30-day option to buy up to an additional $15 million issue price of the notes. The interest rate, exchange rate (including the circumstances in which a holder may exchange notes) and offering price are to be determined by negotiations between America West Airlines and the initial purchasers of the notes. America West Airlines plans to place $42.9 million of the net proceeds in a cash collateral account to secure scheduled principal and interest payments on certain of its indebtedness through September 30, 2004 and use the balance of the net proceeds for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the class B common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.